MUTUAL OF AMERICA LIFE INSURANCE COMPANY

[320 PARK AVENUE NEW YORK NY 10022-6839 · 212 224 1600]

(hereafter called the “Company”)

INDIVIDUAL RETIREMENT ANNUITY CONTRACT - INHERITED

As of the dates specified herein, the Company shall make the distributions as provided in this Contract. Upon the death of the Owner the Company shall pay the death benefit as provided in this Contract. At any time prior to the death of the Owner, the Owner may withdraw amounts held under this Contract without any surrender charges.

RIGHT TO EXAMINE CONTRACT. This Contract may be returned for cancellation within [10] days after the date it is received by the Owner. It may be delivered or mailed to the Company or to any agent of the Company, along with a written request for cancellation. This Contract shall then be cancelled and the Company shall refund to the Owner an amount equal to: (a) all contributions allocated to the Interest Accumulation Account, with no deductions, plus (b) the value on the surrender date of all contributions allocated to any Investment Fund. For purposes of this paragraph only, the surrender date shall be the date this Contract is delivered or mailed to the Company, along with the request for cancellation.

This Contract is issued in consideration of the application for this Contract and payment of the contribution (premium). Additional contributions may be made, subject to the Contributions provision of this Contract. This Contract shall take effect on the Effective Date shown in the Specifications Section of this Contract.

This Contract is executed by the Company at its Home Office in New York, New York on the Date of Issue shown in the Specifications Section of this Contract.

Vice President	Chairman, President and Chief Executive Officer

AMOUNTS HELD IN CONNECTION WITH THIS CONTRACT MAY BE HELD IN THE COMPANY’S GENERAL ACCOUNT AND/OR THE COMPANY’S SEPARATE ACCOUNT THAT THE COMPANY MAINTAINS IN CONNECTION WITH THIS CONTRACT AND CERTAIN OTHER CONTRACTS. THE AMOUNTS HELD IN THE SEPARATE ACCOUNT ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNTS AND SHALL INCREASE OR DECREASE IN VALUE BASED UPON THE INVESTMENT RESULTS OF THE SEPARATE ACCOUNT. A DESCRIPTION OF THE SEPARATE ACCOUNT APPEARS IN THE ACCOUNTS SECTION OF THIS CONTRACT. A DESCRIPTION OF THE CHARGES DEDUCTED FROM THE AMOUNTS HELD IN THE SEPARATE ACCOUNT APPEARS IN THE DEFINITION OF ADMINISTRATIVE CHARGES IN THE DEFINITIONS SECTION OF THIS CONTRACT.

THIS IS A PARTICIPATING CONTRACT.

INHER IRA-2010

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INHER IRA-2010

Table of Contents

SECTION 1 - SPECIFICATIONS	5
SECTION 2 - DEFINITIONS	5
Account Value	5
Administrative Charges	5
Business Day	5
Code	5
Contract	6
Contract Charge	6
Current Rate of Interest	6
Date of Issue	6
Deceased	6
Designated Beneficiary	6
Effective Date	6
Eligible Rollover Distribution	6
Guaranteed Rate of Interest	6
Home Office	6
IRA	6
Interest Accumulation Account	6
Investment Fund	6
Notice	7
Owner	7
Required Beginning Date	7
Retirement Plan	7
Separate Account	7
Underlying Investment Company	7
United States Bank	7
Valid Transaction Date	7
Valuation Day	7
Valuation Period	7
SECTION 3 - CONTRIBUTIONS	7
Contributions	7
Allocation of Contributions	8
Change of Allocations	8
SECTION 4 - ACCOUNTS	8
Accounts	8
General Account	8
Separate Account	8
Account Value	8
Accumulation Units	9
Accumulation Unit Value	9
Accumulation Unit Value Change Factor	9
Changes To Separate Account	9
SECTION 5 - WITHDRAWALS AND TRANSFERS	10
Withdrawals and Transfers	10
Amount of Withdrawal or Transfer	10
Requests for Withdrawal or Transfer	10
Postponement of Withdrawals or Transfers	10
SECTION 6 - DISTRIBUTIONS	10
Rules for Distribution	10
Distribution Methods	11
Death Benefit	12
SECTION 7 - DESIGNATED BENEFICIARY	12
SECTION 8 - GENERAL PROVISIONS	12
Adjustments to Current Rate of Interest and Expense Charges	12
Contract	12
Evidence of Survival	12
Overpayments	13
Incontestability	13

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Non-Alienation of Benefits	13
Non-Assignment of Contract	13
Non-Waiver	13
Notices	13
Participating Contract	13
Dividends	13
Payment of Benefits	13
Reports	14
Severability of Provisions	14
Termination of Contract	14
SECTION 9 - LIST OF ACCOUNTS AND FUNDS	14

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SECTION 1 - SPECIFICATIONS

OWNER:	[John Doe], beneficiary of [Mary Smith]

CONTRACT NUMBER:

EFFECTIVE DATE:

DATE OF ISSUE:

STATE OF DELIVERY:

DECEASED:
DATE OF DEATH:

TYPE OF CHARGE	AMOUNT OF CHARGE
ADMINISTRATIVE CHARGES:

SEPARATE ACCOUNT CHARGE	Maximum of [2%] annually of the net assets in each Investment Fund.

CONTRACT CHARGE
A monthly contract charge of [$2.50] for administrative expenses[, except the monthly charge shall not exceed 1/12 of 1% of the Account Value].

An explanation of all charges appears under Administrative Charges in the Definitions section of this Contract.

The Current Rate of Interest is declared from time to time by the Company, but shall in no event be less than the Guaranteed Rate of Interest. The Guaranteed Rate of Interest on the Effective Date results in an effective annual yield of [2%] and shall apply from the Effective Date until the first December 31st following the Effective Date. A redetermined Guaranteed Rate of Interest shall be applicable for each calendar year thereafter. The Current Rate of Interest on the Date of Issue results in an effective annual yield of [3%].

The total expense charge currently being deducted as a Separate Account Charge on the Date of Issue of this Contract is [1.20]%.

SECTION 2 - DEFINITIONS

The following terms as used in this Contract shall have the meaning defined unless a different meaning is required by the context. Words in the singular form as used in this Contract shall be construed as though they were also used in the plural form in all cases where they would so apply and vice versa.

Account Value

An amount equal to the sum of the values, as of a Valuation Day, of the Interest Accumulation Account and the Investment Funds maintained under this Contract.

Administrative Charges

Separate Account Charge. A charge for expenses incurred for marketing and administrative costs associated with this Contract and for any state or other taxes. Such charge shall be declared from time to time by the Company for the class of contracts to which this Contract belongs. The Company shall deduct the charge from each Investment Fund. This is a daily charge expressed as a percentage of the value of the net assets in each Investment Fund at an annual rate, which cannot exceed the rate shown in the Specifications Section of this Contract.

Business Day

Any day on which the Company is open for business and the New York Stock Exchange is open for trading. The Business Day shall end as of the close of trading of the New York Stock Exchange (normally 4:00 p.m. Eastern Time).

Code

The Internal Revenue Code of 1986, as amended from time to time.

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Contract

This inherited individual retirement annuity contract and the application for it, which is attached to and made a part of this contract, together with any amendments to this contract that may be made from time to time. This contract is not a Roth IRA.

Contract Charge

A charge to reimburse the Company for the administration of this Contract. Each month the Company shall deduct the amount shown in the Specifications Section from the Account Value under this Contract. Such amount shall be deducted from the Account Value in accordance with a uniform policy established by the Company for the class of contracts to which this Contract belongs. The Company reserves the right to change this charge, subject to any maximum set forth in this Contract and under applicable laws and regulations.

Current Rate of Interest

The annual rate of interest as declared from time to time by the Company for the class of contracts to which this Contract belongs. The Current Rate of Interest shall at all times be at least equal to the Guaranteed Rate of Interest.

Date of Issue

The date shown as the Date of Issue in the Specifications Section of this Contract.

Deceased

The individual named in Section 1 of this Contract as the Deceased, who is a deceased owner of an IRA (other than a Roth IRA), or a deceased participant in a Retirement Plan, and whose beneficiary is the Owner and is entitled to death benefits from such IRA and/or an Eligible Rollover Distribution (other than designated Roth amounts) from such Retirement Plan.

Designated Beneficiary

An individual or entity who is to receive any death benefits becoming due under this Contract as a result of the death of the Owner.

Effective Date

The date shown as the Effective Date in the Specifications Section of this Contract. This Contract becomes effective at 12:01 A.M. on the Effective Date.

Eligible Rollover Distribution

A distribution from a Retirement Plan that is eligible for tax-free rollover treatment under Section 402(c) of the Code other than amounts consisting of designated Roth contributions and earnings attributable to them.

Guaranteed Rate of Interest

A daily rate of interest that results in an effective annual yield which is not less than the five-year constant maturity treasury rate reported by the Federal Reserve as of the close of the last business day of October, rounded to the nearest one-twentieth of one percent, reduced by one hundred twenty-five basis points, provided however that the Guaranteed Rate of Interest shall never be such that it results in an effective annual yield of less than one percent per annum nor greater than three percent per annum.

The initial Guaranteed Rate of Interest results in an effective annual yield of [2%] and shall apply from the Effective Date until December 31st following the Effective Date. A redetermination of the Guaranteed Rate of Interest based upon the previous paragraph shall be made annually during each November and the Company shall establish a redetermined Guaranteed Rate of Interest which shall be applicable for the following calendar year.

Home Office

The Company’s office at [320 Park Avenue, New York, NY 10022], or such other location as the Company may announce by advance written notification.

IRA

An individual retirement account or an individual retirement annuity contract described in Section 408(a) or (b) of the Code including a SEP-IRA or a SIMPLE-IRA described in Section 408(k) or (p) of the Code but excluding a Roth IRA described in Section 408A of the Code.

Interest Accumulation Account

An interest-bearing account in connection with the Company’s general account to which all or a portion of the amounts held under this Contract may be allocated.

Investment Fund

An account of the Separate Account to which all or a portion of the amounts held under this Contract may be allocated.

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Notice

Any communication to the Company with respect to this Contract, regardless of how referred to in this Contract, including, but not limited to: requests for benefits, transfers, withdrawals or information; elections of benefit options; designations of Beneficiaries; and allocations of contributions.

Owner

The individual or entity named in the application for this Contract as the Owner, who is the beneficiary of an IRA or Retirement Plan of the Deceased and who is not the spouse, as recognized for federal tax law purposes, of the Deceased.

Required Beginning Date

April 1 of the calendar year next following the calendar year in which the Deceased attained or would have attained age 70 1/2, or such other required beginning date as may have applied in accordance with Section 401(a)(9) of the Code if reported to the Company by the trustee, custodian or annuity contract issuer at the time a contribution was made to this Contract. The first sentence is intended to comply with certain distribution requirements imposed by the Code and Internal Revenue Service regulations and if those requirements are amended or repealed, this Contract shall be deemed amended consistent with such amendment or repeal, and shall be administered in accordance with such amended or repealed Code and Internal Revenue Service regulation requirements without the need to issue an amendment to this Contract.

Retirement Plan

A pension or profit-sharing plan including a 401(k) plan which meets the requirements of Section 401(a) or 403(a) of the Code, a tax-sheltered annuity plan described in Section 403(b) of the Code including a custodial account under Section 403(b)(7) of the Code, or an eligible governmental deferred compensation plan described in Section 457(b) of the Code.

Separate Account

A separate account of the Company established and maintained under the laws of the State of New York, to which a portion of the Company’s assets in connection with this Contract and certain other contracts may be allocated.

Underlying Investment Company

A management investment company registered under the Investment Company Act of 1940 that has at least one fund or portfolio in which the Separate Account invests.

United States Bank

A bank or trust company that:

(a)	is organized and existing, or in the case of a branch or agency office of a foreign banking organization is licensed, under the laws of the United States or any state thereof, and

(b)	is not a foreign branch office of a bank or trust company organized and existing in the United States.

Valid Transaction Date

The Business Day on which all of the requirements for the completion of a transaction have been met to the satisfaction of the Company. This includes receipt by the Company of all information, remittances and Notices necessary to process the given transaction. If such requirements are met on a day that is not a Business Day, or after the close of a Business Day, the Valid Transaction Date shall be the next following Business Day.

Valuation Day

Each day on which the New York Stock Exchange is open for trading. The Valuation Day shall end as of the close of trading of the New York Stock Exchange (normally 4:00 p.m. Eastern Time).

Valuation Period

A period beginning immediately following the close of a Valuation Day and ending at the close of the next Valuation Day.

SECTION 3 - CONTRIBUTIONS

Contributions

The first contribution of at least [$1000] must be made in order to place this Contract in force. The first contribution and any subsequent contributions may consist only of amounts which are death benefits payable from an IRA (other than required minimum distributions) or Eligible Rollover Distributions and which are contributed directly to this Contract by a trustee, custodian or annuity contract issuer of an IRA or Retirement Plan of which the Owner is the beneficiary with respect to the same Deceased and with respect to which contributions the Required Beginning Date is the same and the distribution method is, or is permitted to be, the same.

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The limitations on contributions stated in this Section are intended to comply with certain requirements imposed by the Code and Internal Revenue Service regulations and if those requirements are amended or repealed, this Contract shall be deemed amended consistent with such amendment or repeal, and shall be administered in accordance with such amended or repealed Code and Internal Revenue Service regulation requirements without the need to issue an amendment to this Contract.

The Company assumes no responsibility for determining whether the amounts and nature of contributions under this Contract comply with any applicable contribution limits or requirements. The Company is entitled to rely on the information provided to it by the Owner or on the Owner’s behalf by a trustee, custodian or annuity contract issuer of an IRA or Retirement Plan, or other representative the Owner authorizes.

All contributions pursuant to this Contract must be remitted in United States funds, drawn on a United States Bank. Such funds may be remitted via check, wire transfer, electronic fund transfer or other means, in each case as specified by the Company.

Allocation of Contributions

The Owner has the right to designate the percentage of the contribution that is to be allocated to the Interest Accumulation Account and any of the Investment Funds. The Company shall allocate all contributions made under this Contract in the manner so designated by the Owner in the application for this Contract or in any subsequent Notice by the Owner. Allocation designations must be shown as a percentage of the total contribution, in any multiple of 1%, and must aggregate to 100%.

Any contributions that are to be allocated to the Interest Accumulation Account shall be credited as of the Business Day that they are received by the Company. Any contributions to be allocated to any Investment Fund shall be credited as of the Valuation Day that they are received by the Company or, if received on a day that is other than a Valuation Day, on the next following Valuation Day.

Change of Allocations

The Owner may change the manner in which contributions are allocated under this Contract at any time by providing a Notice to the Company. A change of allocation shall be effective upon receipt of the Notice at the Home Office and all contributions remitted on or after the effective date of the change shall be allocated in the manner so requested.

SECTION 4 - ACCOUNTS

Accounts

Subject to the Changes to Separate Account provision of this Section, the Company shall maintain under this Contract the Interest Accumulation Account and the Investment Funds as set forth in the List of Accounts and Funds Section of this Contract.

General Account

All contributions allocated to the Interest Accumulation Account shall become part of the Company’s general account. All contributions allocated to the Interest Accumulation Account shall be credited with interest at the Current Rate of Interest. Such interest shall be credited on dates determined by the Company, but not less frequently than once each calendar month.

Separate Account

All contributions allocated to any of the Investment Funds shall become part of the Separate Account. The Separate Account consists of Investment Funds that own shares of the corresponding funds or portfolios of the Underlying Investment Companies.

The value of the assets in any Investment Fund shall increase or decrease based upon the investment results of that Investment Fund during each Valuation Period.

The assets of each Investment Fund are the exclusive property of the Company, and the Owner shall not have any proprietary interest in such assets. The Company shall not be considered a trustee of the assets for the benefit of any person allocating contributions to the Separate Account. All income, gains and losses of an Investment Fund shall be credited to or charged against that Investment Fund without regard to other income, gains or losses of the Company. The assets of each Investment Fund are not chargeable with any liabilities arising out of any other business the Company may conduct.

Account Value

In determining the Account Value under this Contract on any Valuation Day:

(a)	The value of the Interest Accumulation Account maintained under this Contract on a Valuation Day is equal to (i) the total of all amounts allocated under this Contract to the Interest Accumulation Account, plus (ii) all interest accrued thereon, minus (iii) the sum of any withdrawals, transfers and Administrative Charges deducted from the Interest Accumulation Account under this Contract, all to such Valuation Day.

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(b)	The value of any Investment Fund maintained under this Contract on a Valuation Day is equal to (i) the number of accumulation units credited to the Investment Fund on such Valuation Day under this Contract, multiplied by (ii) the accumulation unit value for the Investment Fund for the Valuation Period which includes such Valuation Day.

Accumulation Units

Each Investment Fund is maintained in accumulation units. Accumulation units shall be used to calculate the value of each Investment Fund. The number of accumulation units shall change based on any amounts allocated or transferred to, or withdrawn or transferred from, each Investment Fund during each Valuation Period. The number of accumulation units to be added to or deducted from each Investment Fund at the end of each Valuation Period is (a) the amount allocated, withdrawn or transferred during the present Valuation Period, divided by (b) the accumulation unit value for that Valuation Period. The number of accumulation units credited to such Investment Fund on any Valuation Day shall be (a) the sum of any accumulation units credited to that Investment Fund, minus (b) the sum of any accumulation units withdrawn from such Investment Fund.

Accumulation Unit Value

Each Investment Fund has its own distinct accumulation unit value. The accumulation unit value for an Investment Fund was (or shall be) set by the Company when the Investment Fund was (or shall be) initially funded. The accumulation unit value for each Investment Fund shall change for each Valuation Day based upon the investment results of that Investment Fund on that Valuation Day. For any Valuation Period, the accumulation unit value is (a) the accumulation unit value applicable to that Investment Fund for the preceding Valuation Period, multiplied by (b) the accumulation unit value change factor for that Investment Fund for the current Valuation Period.

Accumulation Unit Value Change Factor

For any Valuation Period, the accumulation unit value change factor for each Investment Fund that owns shares of the corresponding fund or portfolio of an Underlying Investment Company for which the investment adviser is affiliated with the Company is:

(a)	the ratio of (i) the asset value of the Investment Fund at the end of the current Valuation Period before any amounts are allocated to, or withdrawn or transferred from, that Investment Fund during that Valuation Period, to (ii) the asset value of that Investment Fund at the end of the last Valuation Period after all allocations and withdrawals were made during that Valuation Period; divided by

(b)	1.00 plus the total of all Administrative Charges, other than the Contract Charge, for the number of days from the end of the last Valuation Period to the end of the current Valuation Period.

For any Valuation Period, the accumulation unit value change factor for an Investment Fund that owns shares of the corresponding fund or portfolio of the Underlying Investment Company for which the investment adviser is not affiliated with the Company is:

(a)	the ratio of (i) the share value of the Investment Fund at the end of the current Valuation Period, adjusted by the Cumulative Dividend Multiplier (as defined below) for the current Valuation Period, to (ii) the share value of the Investment Fund at the end of the last Valuation Period, adjusted for the Cumulative Dividend Multiplier for the last Valuation Period; divided by

(b)	1.00 plus the total of all Administrative Charges, other than the Contract Charge, for the number of days from the end of the last Valuation Period to the end of the current Valuation Period.

For purposes of this provision, the Cumulative Dividend Multiplier is calculated by dividing the share value, after a dividend distribution, into the share value without regard to the dividend distribution, multiplied by the previous Cumulative Dividend Multiplier.

Changes To Separate Account

The Company reserves the right, subject to compliance with applicable laws and regulations governing separate account operations, to:

(a)	create new Investment Funds at any time;

(b)	modify, combine or remove Investment Funds;

(c)	transfer assets the Company has determined to be associated with the class of contracts to which this Contract belongs from one Investment Fund to another Investment Fund;

(d)	create additional separate accounts or combine any two or more separate accounts including the Separate Account;

(e)	transfer assets the Company has determined to be attributable to the class of contracts to which this Contract belongs from the Separate Account to another separate account of the Company by withdrawing the same percentage of each investment in the Separate Account, with appropriate adjustments to avoid odd lots and fractions;

(f)	operate the Separate Account as a management investment company under the Investment Company Act of 1940, or in any other form permitted by law, and designate an investment adviser for its management, which may be the Company, an affiliate of the Company or another person;

(g)	cause the registration or deregistration of any of the Company’s separate accounts, including the Separate Account, under the Investment Company Act of 1940, and/or cease to maintain their registration under the Securities Act of 1933 for sales of units thereof under this Contract; and

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(h)	operate the Separate Account under the general supervision of a committee, any or all members of which may be interested persons (as defined in the Investment Company Act of 1940) of the Company or its affiliates, or discharge the committee for the Separate Account.

Any changes to the list of Investment Funds of the Separate Account contained in Section 11 of this Contract made pursuant to this provision may be made by the Company at its option, either by written notification to the Owner or by amendment to this Contract.

SECTION 5 -WITHDRAWALS AND TRANSFERS

Withdrawals and Transfers

At any time and subject to Section 6 of this Contract, the Owner may (a) withdraw all or any part of the Account Value, or (b) transfer all or any part of the Account Value between and among the Interest Accumulation Account and any of the Investment Funds.

Amount of Withdrawal or Transfer

The amount to be withdrawn or transferred may be designated as: (a) a dollar amount; or (b) a percentage of the value of the Interest Accumulation Account or the selected Investment Fund maintained under this Contract; or (c) in the case of any of the Investment Funds, a number of accumulation units. The amount to be withdrawn or transferred from the Interest Accumulation Account or any Investment Fund shall be the lesser of (a) the amount requested, or (b) the amount in the Interest Accumulation Account or that Investment Fund maintained under this Contract on the date of withdrawal or transfer.

Requests for Withdrawal or Transfer

A Notice requesting any transfer or partial withdrawal must contain sufficient information for the Company to process the request. All requests for a withdrawal or transfer shall be effective on the later of (a) the Valid Transaction Date for the request, or (b) the date specified in the request, provided the Company has not received Notice of the death of the Owner. If the date specified in the request is not a Valid Transaction Date, the date of the request shall be considered to be the next Valid Transaction Date following such date.

Postponement of Withdrawals or Transfers

The Company reserves the right to defer the payment of a total withdrawal from the Interest Accumulation Account in connection with the termination of this Contract for up to six months following the date of receipt of such request.

The Company shall transfer or pay the amount of any withdrawal from any Investment Fund within seven days of the Valid Transaction Date of a transfer or withdrawal request, except that the Company may defer any such transfer or withdrawal if:

(a)	the New York Stock Exchange is closed for trading for other than usual weekends or holidays; or

(b)	trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission; or

(c)	an emergency exists as determined by the Securities and Exchange Commission, whereby (i) disposing of securities is not practicable, or (ii) it is not reasonably practicable to determine the share value of each of the Investment Funds; or

(d)	the Securities and Exchange Commission by order permits postponement for the protection of the interest of all parties involved in the Separate Account.

SECTION 6 - DISTRIBUTIONS

Rules for Distribution

The Account Value shall be distributed to the Owner under a method of payment elected by the Owner and as permitted by this Contract, provided however, that all payments, withdrawals and distributions under this Contract shall be made in accordance with the following rules:

(a)	The Owner must give Notice of the election of one of the distribution methods described below prior to December 27 of the calendar year immediately following the year in which the Deceased died. Only one distribution method may be elected for all amounts under this Contract.

(b)	If the Owner does not make an election within the time prescribed in (a) above, it shall be deemed that the Owner has elected the Single Sum distribution method, with such distribution to be made in December of the calendar year that contains the fifth anniversary of the date of death of the Deceased.

(c)	If the life expectancy method of distribution is elected, the Company reserves the right to pay the Owner a single sum payment in lieu of any life expectancy payments if any such payments payable to the Owner under this Contract would be less than $50. The single sum payment shall be of an amount that is equal to the Account Value as of the Valid Transaction Date of the payment.

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Distribution Methods

The following distribution methods are available under this Contract if the date of death of the Deceased occurred prior to the Deceased’s Required Beginning Date:

(A)	SINGLE SUM. The Account Value shall be withdrawn by the Company and paid as a single sum to the Owner on a Business Day elected by the Owner that is no later than December 31 of the calendar year that contains the fifth anniversary of the date of the death of the Deceased. Prior to such time, the Owner may elect that monthly payments in a specified amount be paid to the Owner. This monthly payment must be at least $100. Monthly payments shall cease at the earliest of:

(a)	the date the Company receives Notice of the Owner’s death;

(b)	the date the Company receives Notice from the Owner to cancel this option;

(c)	the first date on which the value of the Interest Accumulation Account or an Investment Fund designated by the Owner as a source of such payment is not sufficient to provide the portion of the specified amount to be withdrawn from such account; or

(d)	the date on which, pursuant to this Contract, the entire Account Value must be distributed.

At any time before payments cease, the Owner has the right to: (a) request a change in the amount of the monthly payment; or (b) request a change in the Investment Funds or Interest Accumulation Account from which the amount of the monthly payment are to be withdrawn; or (c) cancel this option.

(B)	FIVE YEAR PAYOUT. The Account Value shall be paid to the Owner in annual installments on November 15 (or, if November 15 is not a Business Day, the next following Business Day) over a five year period commencing in the calendar year following the date of death of the Deceased. The amount to be paid each year shall be as follows: (1) during the first year, one-fifth of the Account Value as of the Business Day immediately preceding such payment; (2) during the second year, one-quarter of the Account Value as of the Business Day immediately preceding such payment; (3) during the third year, one-third of the Account Value as of the Business Day immediately preceding such payment; (4) during the fourth year, one-half of the Account Value as of the Business Day immediately preceding such payment; and (5) during the fifth year, one payment of the full remaining Account Value. If the Effective Date is later than November 15 (or, if November 15 is not a Business Day, the next Business Day) in the calendar year following the date of death of the Deceased, the first installment shall be paid on a Business Day requested by the Owner by Notice, but not later than December 27. If no such Notice is received by the Company, the payment shall be made on December 27 or, if December 27 is not a Business Day, the last Business Day immediately preceding December 27, based upon the Account Value as of the Business Day immediately preceding such payment. If the Effective Date is after December 20 of the calendar year following the date of death of the Deceased, the Owner may not elect this distribution method (Five Year Payout).

(C)	LIFE EXPECTANCY. The Account Value shall be paid to the Owner over the life expectancy of the Owner (or, if the Owner is an entity, the beneficiary of such entity that has the shortest life expectancy of all such beneficiaries), as determined in accordance with the Code and applicable Treasury Regulations. Each year, the Company shall calculate the amount required to be distributed for that calendar year based on the Account Value as of the close of business on the last Business Day of the preceding calendar year and such amount shall be paid to the Owner in one annual payment on November 15 (or, if November 15 is not a Business Day, the next following Business Day), unless, for any calendar year, another Business Day is requested by the Owner by Notice. If the Effective Date is later than the date for payment for the calendar year determined in accordance with the preceding sentence, the Owner must select another Business Day, not later than December 27, for such payment and if the Owner does not provide Notice by December 20 selecting such alternative payment date, then such payment will be made on December 27 (or, if December 27 is not a Business Day, the last Business Day immediately preceding December 27); provided that if the Effective Date is later than December 27, the date for payment for the calendar year shall be the next Business Day following the Effective Date, but in no event may it be later than December 31. If the last Business Day of the preceding calendar year used to calculate any payment precedes the Effective Date, the Company shall calculate the amount required to be distributed for the calendar year based on the value as of the last Business Day of the preceding calendar year of the Deceased’s IRAs and/or Retirement Plan accounts that have been contributed to this Contract.

If the date of death of the Deceased occurred on or after the Deceased’s Required Beginning Date, distributions shall be made in accordance with option C (the Life Expectancy method) above. However, the Account Value will be paid over the life expectancy of the Owner or, if longer, the life expectancy of the Deceased at the time of the death of the Deceased.

Regardless of the distribution method determined above, the Owner may withdraw the Account Value, or any portion thereof, at any time upon Notice to the Company. Any subsequent payment pursuant to distribution method B or C above shall be reduced by the value of any withdrawals made prior to such payment during the same calendar year, and if the value of withdrawals made prior to such calculation during the same calendar year exceed the value calculated in accordance with distribution method B or C above, as applicable, no additional distribution shall be made for such calendar year.

For any distribution made pursuant to distribution method B or C above, the amount of such payment shall be withdrawn from the Interest Accumulation Account and each Investment Fund in proportion to the amount held in each at the time of the distribution.

Payment of distributions shall begin on the later of (a) the date designated in the election form, or (b) the Valid Transaction Date to begin such payments. All distributions shall cease on the earlier of the date the Company receives notice of the death of the Owner or the date there is no remaining Account Value.

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The Company assumes no responsibility for determining whether any method of payment selected under this Contract complies with the applicable Internal Revenue Service Regulations or other requirements.

Death Benefit

Upon the Company’s receipt of Notice and satisfactory proof of death of the Owner, a death benefit shall be paid to the Designated Beneficiary under this Contract. At the election of the Designated Beneficiary, the death benefit shall be paid (i) in one single sum, in which case the death benefit is equal to the amount that then represents the Account Value on the Valid Transaction Date for paying the death benefit; or (ii) in accordance with the distribution method elected by the Owner, provided that the Designated Beneficiary may withdraw the Account Value, or any portion thereof, at any time upon Notice to the Company, and further provided that the Account Value will fluctuate in accordance with Section 4 based upon the allocations of the Account Value among the Investment Funds and the Interest Accumulation Account in place at the time of the Owner’s death. In the event that the Designated Beneficiary withdraws any portion of the Account Value, any subsequent payment pursuant to distribution method B or C above shall be reduced by the value of any withdrawals made prior to such payment during the same calendar year, and if the value of withdrawals made prior to such calculation during the same calendar year exceed the value calculated in accordance with distribution method B or C above, as applicable, no additional distribution shall be made for such calendar year.

SECTION 7 - DESIGNATED BENEFICIARY

The Owner may by Notice designate a Designated Beneficiary and the Owner may change such designation at any time. Notice of a designation or change of Designated Beneficiary shall upon receipt by the Company take effect as of the date the Notice was signed, whether or not the Owner or Designated Beneficiary is living at the time of its receipt. Unless specifically designated as a secondary Designated Beneficiary, all Designated Beneficiaries shall be deemed to be primary Designated Beneficiaries.

Upon the Company’s receipt of Notice and satisfactory proof of the Owner’s death, benefits shall be paid to the primary Designated Beneficiary. If no primary Designated Beneficiary is living at the time benefits become payable, the Company shall pay the benefits to the secondary Designated Beneficiary. If benefits are to be paid to more than one Designated Beneficiary they shall be paid in equal shares, unless other proportions are set forth in writing to the Company at the time the most current Designated Beneficiary election was made.

If no Designated Beneficiary has been designated or no designated Designated Beneficiary is living at the time any benefits become payable under this Contract, the Company shall pay benefits to the first surviving class of the following:

(a)	to the Owner’s surviving spouse; or

(b)	to the Owner’s surviving children in equal shares; or

(c)	to the Owner’s surviving parents in equal shares; or

(d)	to the Owner’s surviving brothers and sisters in equal shares; or

(e)	to the executor or administrator of the Owner’s estate.

SECTION 8 - GENERAL PROVISIONS

Adjustments to Current Rate of Interest and Expense Charges

Adjustments to (a) the Current Rate of Interest and (b) the Administrative Charges may be made, within the limits described in those definitions.

No adjustment pursuant to this provision shall apply to annuity benefits that became payable under this Contract before such adjustment.

Contract

This Contract constitutes the entire Contract between the Company and the Owner and is issued in consideration of the application and the payment of the first contribution.

All statements in the application for this Contract are representations and not warranties.

This Contract may not be modified as to the Company nor may the Company’s rights or requirements be waived, except in writing and by a duly authorized officer of the Company. No change shall affect any benefits which became payable prior to the effective date of such change.

No benefits provided under this Contract shall be less than those required by the state where this Contract is delivered.

Evidence of Survival

When a benefit payment is contingent upon the survival of any person, evidence of such person’s survival must be furnished to the Company at its Home Office, upon request by the Company and in a manner satisfactory to the Company. If the Company does not receive such satisfactory evidence within 30 days of the date of the Company’s request, the Company reserves the right to suspend benefit payments until such time as satisfactory evidence is received.

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Overpayments

In addition to any other remedies provided by law, any payments made by the Company that are determined by the Company to be in excess of those provided by the provisions of this Contract shall be deducted to the extent possible from the payments thereafter falling due under this Contract.

Incontestability

After the Date of Issue, the Company shall not contest this Contract.

Non-Alienation of Benefits

This Contract is issued for the exclusive benefit of the Owner and the Owner’s beneficiaries. To the extent permitted by law, the Owner’s interest in this Contract is nonforfeitable and no amount payable under this Contract with respect to a person may be voluntarily or involuntarily assigned (either at law or in equity), alienated, or be subject to attachment, garnishment, levy (other than a federal tax levy made pursuant to Section 6331 of the Code), execution or other legal or equitable process, and, to the extent permitted by law, no such amount shall in any way be subject to any legal process to subject the same to the payment of any claim against the payee.

Non-Assignment of Contract

No assignment of this Contract, and no transfer of any rights conferred hereunder, shall be permitted.

Non-Waiver

The Company’s rights under this Contract shall not be waived, reduced or denied due to its failure to perform or insist upon the strict performance of any provision or condition of this Contract. Any waiver of a provision or condition by the Company in a particular instance or situation, whether or not at the request of the Owner, shall not operate as a blanket waiver for future instances or situations even if the same.

Notices

All Notices must be in writing and delivered to the Home Office by United States mail, unless the Company specifies another manner or place for delivery of a Notice. Such Notices must be in a form satisfactory to the Company. The Owner, or any entity providing a Notice under this Contract, must furnish the Company with any facts and information that may be required by the Company to act on such Notice. The Company shall not be required to act upon any Notice that does not meet these requirements. Receipt of such Notice shall be deemed to take place on the Business Day such Notice is received by the Company at its Home Office. The Company shall be fully protected in relying upon the information furnished in a Notice, even if the Company does not inquire as to the accuracy or completeness of such information.

The Company shall not be liable for any payment made or action taken prior to receipt of any Notice at its Home Office.

Participating Contract

This is a participating contract. Each year the Company shall determine the amount of divisible surplus, if any, to be apportioned to this Contract. The amount of any such divisible surplus shall be credited to this Contract as dividends, provided this Contract is in force on the date such dividends are to be paid.

Dividends

Dividends shall be applied to increase the Account Value. If not otherwise elected, dividends shall be allocated to the accounts in the manner most recently elected by the Owner for contributions.

Any dividend apportioned but not yet paid upon the death of the Owner shall be paid in the same manner as other benefits payable under this Contract.

No dividends are anticipated under this Contract.

Payment of Benefits

The Company shall make payments under this Contract by check made payable to the payee and mailed directly to the payee at the last known address shown for such payee in the Company’s records. At the request of the payee, and with the agreement of the Company, payment may be made by electronic fund transfer.

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Reports

The Company shall send the Owner a statement at least once every twelve months in accordance with Section 408(i) of the Code. Such statement shall show, as of the date of the statement, the Account Value available for withdrawal (the“cash surrender value”) or to provide a death benefit under this Contract.

Severability of Provisions

If any provision under this Contract is determined to be invalid, the remainder of the provisions shall remain in full force and effect.

Termination of Contract

At any time that the Account Value under this Contract is zero, this Contract shall terminate. Upon termination of this Contract, the Company shall be relieved of all further liability except with respect to any benefits that had commenced under this Contract on or before the date of termination.

SECTION 9 - LIST OF ACCOUNTS AND FUNDS

The following account of the general account and funds of the Separate Account are currently available under this Contract:

The General Account

Interest Accumulation Account

Investment Funds of the Separate

Account Mutual of America Investment Corporation All America

Fund Mutual of America Investment Corporation Money Market

Fund Mutual of America Investment Corporation Bond Fund

Mutual of America Investment Corporation Composite Fund Mutual of

America Investment Corporation Equity Index Fund Mutual of America

Investment Corporation Mid-Term Bond Fund Mutual of America

Investment Corporation Mid-Cap Equity Index Fund Mutual of

America Investment Corporation Aggressive Allocation Fund Mutual

of America Investment Corporation Moderate Allocation Fund Mutual

of America Investment Corporation Conservative Allocation Fund

Mutual of America Investment Corporation Small Cap Value Fund

Mutual of America Investment Corporation Small Cap Growth Fund

Mutual of America Investment Corporation Mid Cap Value Fund

Mutual of America Investment Corporation Retirement Income Fund

Mutual of America Investment Corporation 2010 Retirement Fund

Mutual of America Investment Corporation 2015 Retirement Fund

Mutual of America Investment Corporation 2020 Retirement Fund

Mutual of America Investment Corporation 2025 Retirement Fund

Mutual of America Investment Corporation 2030 Retirement Fund

Mutual of America Investment Corporation 2035 Retirement Fund

Mutual of America Investment Corporation 2040 Retirement Fund

Mutual of America Investment Corporation 2045 Retirement Fund

Mutual of America Investment Corporation 2050 Retirement Fund

Mutual of America Investment Corporation International Fund

American Century VP Capital Appreciation Fund

American Funds Insurance Series New World Fund®

Calvert VP SRI Balanced Portofolio

DWS Variable Series I Capital Growth VIP

Fidelity® Variable Insurance Products Equity-Income Portfolio

Fidelity® Variable Insurance Products Asset Manager Portfolio

Fidelity® Variable Insurance Products Contrafund® Portfolio

Fidelity® Variable Insurance Products Mid Cap Portfolio

Oppenheimer Main Street Fund®/VA

PIMCO Variable Insurance Trust Real Return Institutional Portfolio

T. Rowe Price Blue Chip Growth Fund

Vanguard Variable Insurance Fund Diversified Value Portfolio

Vanguard Variable Insurance Fund International Portfolio

Vanguard Variable Insurance Fund REIT Index Portfolio

All amounts allocated to the Investment Funds shall become part of the Separate Account that the Company maintains under the designation of Mutual of America Separate Account No. 2.

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